EXHIBIT 99

                                                   IONIC FUEL TECHNOLOGY, INC.

                                                   CONSOLIDATED BALANCE SHEETS

                                                              Proforma          March 31,
                                                              March 31,             1997         June 30,
                                                                 1997           As Adjusted,        1996
                                                              (Unaudited)          Proforma     (Audited)

Assets
Current assets:
 Cash and cash equivalents (Note 2)                           $  444,506         $1,959,566       $ 1,173,088
 Trade accounts receivable, net of allowance
   for doubtful accounts of $43,791 at
   June 30, 1996                                                 127,867            127,867            80,332
 VAT and other receivables                                           -                  -              25,642
  Inventory (Note 3)                                             475,771            475,771           464,093
  Prepaid expenses                                                97,386             97,386            84,639
Total current assets                                           1,145,530          2,660,590         1,827,794

Equipment and vehicles, net of accumulated
 depreciation of $429,503 at March 31, 1997
 and $361,212 at June 30, 1996                                   154,283            154,283           192,608

Patents, net                                                     598,120            598,120           638,783
Total assets                                                  $1,897,933        $ 3,412,993       $ 2,659,185

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                           $    87,069       $     87,069     $      87,739
  Accrued expenses                                               306,503            306,503           316,493
  Provisions for warranties and returns                           19,119             19,119            63,833
 Accrued royalty, due to officer                                  35,200             35,200            20,800
 Accrued salary, benefits and payroll taxes                       21,807             21,807            16,509
Total current liabilities                                        469,698            469,698           505,374

Other long-term liability                                        369,178            369,178           380,900

Stockholders' equity:
  Common stock, $.01 par value:
    20,000,000 shares authorized; issued and
    outstanding 5,400,000 shares                                  54,000             61,718             54,000
  Capital in excess of par value                              10,768,973         12,276,315         10,769,873
  Accumulated deficit                                         (9,635,508)       ( 9,635,508)      (  8,899,242)
  Cumulative translation adjustment                           (  128,408)      (    128,408)     (     150,820)
Total stockholders' equity                                      1,059,057         2,574,117          1,772,911
Total liabilities and stockholders' equity                    $ 1,897,933        $3,412,993       $  2,659,185

See accompanying notes:

Note:    The balance sheet at June 30, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

